Combined Historical Financial Data

Due to the effect that the Recent Acquisitions1 have on our financial results, we are presenting historical financial data for revenues and Adjusted EBITDA on a combined basis to provide more meaningful period over period comparisons of our financial results. The following tables set forth a summary of historical financial data for the six months ended June 30, 2019 and for the twelve months ended December 31, 2018 and interim quarterly data within those periods for TEGNA Inc. (the “Company”) on a combined basis giving effect to the Recent Acquisitions as if they were all completed on January 1, 2018. These amounts are not necessarily indicative of what our results would have been had we completed the acquisitions on January 1, 2018, nor is it reflective of our expected results of operations for any future periods. For example, revenues and Adjusted EBITDA amounts do not include any adjustments for expected synergies. The acquisitions of the WTOL/KWES broadcast stations and the multicast networks Justice Network and Quest occurred on January 2, 2019 and June 18, 2019, respectively. The as reported revenues and Adjusted EBITDA amounts presented below include the results of these acquisitions subsequent to their acquisition dates.

The summary of unaudited combined historical financial data is derived from the addition of information for the fiscal year ended December 31, 2018 contained in the Company’s financial data combined with the financial data for the Recent Acquisitions acquired for the year ended December 31, 2018 and for the six months ended June 30, 2019. This information is only a summary and we assume no responsibility for the accuracy or completeness of the information provided with respect to the Nexstar/Tribune Stations, the Dispatch Stations, or the other companies and businesses acquired pursuant to the Recent Acquisitions for periods prior to the completion of the acquisition of such company or business. Furthermore, the historical financial data for Combined Revenues and Combined Adjusted EBITDA is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Combined Adjusted EBITDA, a non-GAAP measure, is defined as net income from continuing operations attributable to the Company on a combined basis giving effect to the Recent Acquisitions as if they were completed as of January 1, 2018, as applicable, before (1) provision for income taxes, (2) interest expense, (3) equity income (loss) in unconsolidated investments, net, (4) other non-operating items, net, (5) severance expense, (6) acquisition-related costs, (7) spectrum repacking reimbursement and other, (8) depreciation and (9) amortization. Management and the Company’s Board of Directors use the Adjusted EBITDA non-GAAP measure for purposes of evaluating the Company’s performance. Furthermore, the Leadership Development and Compensation Committee of our Board of Directors uses such measure to evaluate management’s performance. The Company, therefore, believes that the use of this non-GAAP measure provides useful information to investors and other stakeholders by allowing them to view our business through the eyes of management and our board of directors, facilitating comparisons of results across historical periods and focus on the underlying ongoing operating performance of our business.

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1 WBNS TV, Inc., the owner of WBNS-TV, the CBS broadcast affiliate in Columbus, OH; VideoIndiana, Inc., the owner of WTHR, the NBC broadcast affiliate, and WALV-CD, the MeTV broadcast affiliate, each located in Indianapolis, IN; and RadiOhio Incorporated, the owner of radio broadcast stations WBNS (AM), WBNS-FM and the Ohio News Network (ONN), each located in Columbus, OH (collectively, the “Dispatch Stations”); WTIC / WCCT in Hartford-New Haven, CT, WPMT in Harrisburg-Lancaster-Lebanon-York, PA, WATN / WLMT in Memphis, TN, WNEP in Wilkes Barre-Scranton, PA, WOI / KCWI in Des Moines-Ames, IA, WZDX in Huntsville-Decatur-Florence, AL, WQAD in Davenport, IA-Rock Island-Moline, IL, KFSM in Ft. Smith-Fayetteville-Springdale-Rogers, AR (collectively, the “Nexstar/Tribune Stations”; broadcast stations WTOL in Toledo, Ohio and KWES in Midland Odessa, TX; and multicast networks Justice Network and Quest (such companies and businesses including Dispatch Stations and Nexstar/Tribune Stations being referred to collectively as the “Recent Acquisitions”).

TEGNA Inc.
Unaudited, in thousands of dollars

Combined Revenues
	2019	2019	2019
	Q1	Q2	YTD
Advertising & Marketing Services	$316,283	$343,999	$660,282
Subscription	278,103	272,722	550,825
Political	2,969	4,820	7,789
Other	7,600	8,969	16,569
Total combined revenues	$604,955	$630,510	$1,235,465

	2019	2019	2019
	Q1	Q2	YTD
Total revenues, as reported (GAAP basis)	$516,753	$536,932	$1,053,685
Recent Acquisitions	88,202	93,578	181,780
Total combined revenue (non-GAAP basis)	$604,955	$630,510	$1,235,465

	2018	2018	2018	2018	2018
	Q1	Q2	Q3	Q4	YTD
Advertising & Marketing Services	$335,696	$340,023	$321,834	$338,944	$1,336,497
Subscription	241,286	245,537	244,410	256,350	987,583
Political	9,840	33,204	72,519	165,207	280,770
Other	6,668	8,746	6,130	8,261	29,805
Total combined revenues	$593,490	$627,510	$644,893	$768,762	$2,634,655

	2018	2018	2018	2018	2018
	Q1	Q2	Q3	Q4	YTD
Total revenues, as reported (GAAP basis)	$502,090	$524,080	$538,976	$642,136	$2,207,282
Recent Acquisitions	91,400	103,430	105,917	126,626	427,373
Total combined revenue (non-GAAP basis)	$593,490	$627,510	$644,893	$768,762	$2,634,655

TEGNA Inc.
Unaudited, in thousands of dollars

Combined Adjusted EBITDA
	2019	2019	2019
	Q1	Q2	YTD
The Company net income from continuing operations (GAAP basis)	$73,979	$79,955	$153,934
Plus: Provision for income taxes	22,774	24,879	47,653
Plus: Interest expense	46,385	46,327	92,712
(Less) Plus: Equity (income) loss in unconsolidated investments, net	(12,028)	615	(11,413)
Plus (Less): Other non-operating items, net	1,539	(8,964)	(7,425)
The Company operating income (GAAP basis)	132,649	142,812	275,461
Plus: Severance expense	—	1,452	1,452
Plus: Acquisition-related costs	3,911	5,208	9,119
Less: Spectrum repacking reimbursements and other	(7,013)	(4,306)	(11,319)
Plus: Depreciation	14,917	14,533	29,450
Plus: Amortization	8,689	8,823	17,512
The Company Adjusted EBITDA (non GAAP basis)	153,153	168,522	321,675
The Recent Acquisition Companies Adjusted EBITDA	22,913	27,913	50,826
Combined Adjusted EBITDA	$176,066	$196,435	$372,501

	2018	2018	2018	2018	2018
	Q1	Q2	Q3	Q4	YTD
The Company net income from continuing operations (GAAP basis)	$55,187	$92,512	$92,826	$160,815	$401,340
Plus: Provision for income taxes	20,385	27,755	13,789	45,438	107,367
Plus: Interest expense	47,725	49,104	48,226	47,010	192,065
(Less) Plus: Equity (income) loss in unconsolidated investments, net	1,238	(15,547)	(771)	1,288	(13,792)
Plus (Less): Other non-operating items, net	12,480	311	214	(1,509)	11,496
The Company operating income (GAAP basis)	137,015	154,135	154,284	253,042	698,476
Plus: Severance expense	—	—	7,287	—	7,287
Less: Spectrum repacking reimbursements and other	—	(6,326)	(3,005)	(2,370)	(11,701)
Plus: Depreciation	13,471	13,861	14,262	14,355	55,949
Plus: Amortization	6,782	7,962	8,047	8,047	30,838
The Company Adjusted EBITDA (non GAAP basis)	157,268	169,632	180,875	273,074	780,849
The Recent Acquisition Companies Adjusted EBITDA	22,183	35,163	35,669	52,085	145,100
Combined Adjusted EBITDA	$179,451	$204,795	$216,544	$325,159	$925,949